CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated September 29, 2010 on the financial statements of Sherwood Forest Long/Short Fund, a series of the World Funds Trust, as of July 31, 2010 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Sherwood Forest Long/Short Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
November 30, 2010